UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2018

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-201319	38-3954047
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

Unit B, 22/F, Times Tower
391-407 Jaffe Road
Wan Chai, Hong Kong
Tel: 852-6072-0269
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K

Current Report

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 12, 2018, 12 Retech Corporation, a Nevada corporation (the “Company” or “RETC”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with E-motion Apparel, Inc., a corporation duly formed and validly existing under the laws of California and its subsidiaries (“E-motion”), and the Shareholders of E-motion (the “E-motion Shareholders”). Pursuant to the Share Exchange Agreement, the Company will acquire Ten Million (10,000,000) shares of E-motion, representing 100% of the issued and outstanding equity of E-motion from the E-motion Shareholders and in exchange the Company shall issue to E-motion Shareholders, One Million (1,000,000) common shares of RETC under an Escrow Agreement whose release is tied to certain financial results. As a result of the Share Exchange Agreement, E-motion became a wholly-owned subsidiary of the Company and was placed as a subsidiary of the Company’s wholly owned subsidiary, 12 Retail Corporation.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 12, 2018, RETC acquired all of the outstanding equity of E-motion from the E-motion Shareholders. Pursuant to the Share Exchange Agreement, the Company is acquiring Ten Million (10,000,000) shares of E-motion, representing 100% of the issued and outstanding equity of E-motion, from the E-motion Shareholders and in exchange the Company shall issue to the E-motion Shareholders, One Million (1,000,000) common shares of RETC. As a result of the Share Exchange Agreement, E-motion became a wholly-owned subsidiary of the Company and was placed as a subsidiary of the Company’s wholly owned subsidiary 12 Retail Corporation.

Other conditions of the acquisition of E-motion by the Company are:

1)	Existing management of E-Motion has been retained.

i.	Hubert (“Hub”) Blanchette, Chief Executive Officer of E-motion is contractually retained by 12 ReTech for a minimum period of three years.

2)	The Company is obligated to provide capital to E-motion of over a 2-year period as follows:

i.	The Company will invest $50,000 within 60 days of completion of the acquisition for the purpose of moving the production facility to the lower cost location of Salt Lake City, Utah from Los Angeles, California.
ii.	The Company will invest an additional $150,000 during the first 12 months after completion of the acquisition to facilitate growth and this working capital will be primarily used for marketing and inventory under a budget to be approved by the Company’s management.
iii.	The Company is obligated to invest an additional $200,000 in the second year after completion of the acquisition and this working capital will be used primarily for marketing and inventory under a budget to be approved by the Company’s management.

3)	E-motion transaction compensation is earned by E-motion through the following performance metrics.

i.	Six Hundred Thousand (600,000) of the One Million (1,000,000) common shares that the Company is paying for E-motion will be held in escrow pending release based on the operating results of E-Motion over the next two years as follows:
ii.	E-motion Shareholders will receive Two Hundred Thousand (200,000) common shares of RETC out of escrow if in the first 12 months of ownership, E-motion achieves $1.4 million in gross revenues and $300 thousand in EBITDA.
iii.	E-motion Shareholders will receive Four Hundred Thousand (400,000) common shares of RETC out of escrow if in the second 12 months of ownership, E-motion achieves $3.0 million in gross revenues and $750 thousand in EBITDA.
iv.	If the Company fails to make the investments referenced herein after approving its operating budget than the Escrow is canceled and the E-motion shareholders shall immediately receive all of the remaining shares held in escrow.

4)	E-motion has a single item of material debt of $250,000 that carries a 2% annual interest rate with no fixed payments. The payments are based on 10% of quarterly sales. The term is 10 years (with almost 9 years remaining).

5)	Assets of E-motion are customer lists and sales channels, good will, and various intellectual property including URLs and clothing proprietary patterns. E-motion owns inventory and various manufacturing equipment including sewing machines and fabric cutting machines that are valued at no more than $200,000 in aggregate.

Item 5.03	Amendments to Articles of Incorporation.

On March 14, 2018 and upon the written consent of 51% of the shareholder votes eligible to vote as of March 14, 2018. The Company has elected to increase its common authorized shares from 500 Million (500,000,000) shares to One Billion (1,000,000,000) shares of common stock. No further shareholder approval or notice was necessary to effectuate this increase. Therefore, the Board of Directors authorized the officers to immediately file a certificate of amendment to the Articles of Incorporation with the State of Nevada effective as of March 14, 2018.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits. The following exhibits are either filed as a part hereof or are incorporated by reference. Exhibit numbers correspond to the numbering system in Item 601 of Regulation S-K.

Exhibit
Number	Description of Exhibit
9.01	9.01 Attached hereto is the Amendment of the Articles of Incorporation increasing the authorized common shares to 1,000,000,000 common shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

12 Retech Corporation

Dated: March 15, 2018		/s/ Angelo Ponzetta
	By:	Angelo Ponzetta
	Its:	Chief Executive Officer